Audiovox Corporation Reports Fiscal 2009 Second Quarter and Six Months Results

Friday October 10, 7:00 am ET

HAUPPAUGE, N.Y., Oct. 10 /PRNewswire-FirstCall/ -- Audiovox Corporation (Nasdaq: VOXX - News) today announced results for its fiscal 2009 second quarter and six months ended August 31, 2008.

Net sales for the quarter ended August 31, 2008 were $147.2 million compared to net sales of $148.3 million reported in the comparable prior year period. Net loss during the quarter ended August 31, 2008 was approximately $2.3 million or a loss of $0.10 per diluted share, compared to net income of $3.7 million or earnings per diluted share of $0.16 in the comparable period last year.

Patrick Lavelle, President and CEO stated, "Our results this quarter and throughout the first half of the year are reflective of a deteriorating global economy, as consumer confidence continues to suffer, particularly in the U.S. Our sales and margins have been impacted by a decline in consumer spending and lower automotive sales. As a result, we have taken aggressive steps to better align our operations beyond what was previously forecasted. Price increases instituted in the second quarter and recent overhead reductions should position us for a profitable second half of the year."

Lavelle added, "Economic forces will continue to hinder our growth and ability to generate the types of returns we believed we were capable of delivering following last year's acquisitions. However, I am encouraged by our presence at retail, which is the strongest in our Company's history and we have improved our competitive position in many of our primary market categories. Our balance sheet and cash position remain healthy and that should provide us with advantages and opportunities to expand, both near and long-term."

Electronics sales, which include both mobile and consumer electronics were $111.7 million for the quarter ended August 31, 2008, an increase of 4.1% compared to $107.3 million reported in the comparable fiscal 2008 period. This increase is primarily related to incremental sales generated from the RCA Audio/Video operations and increases in the Company's operations in Germany, Mexico and Venezuela. Offsetting these increases were declines in select mobile, audio and video categories due to the weakening U.S. economy. Additionally, sales were impacted by the discontinuance of certain less profitable categories such as portable navigation and LCD flat-screen televisions.

Accessories sales for the fiscal 2009 second quarter were $35.5 million, a decrease of 13.4% compared to $41.0 million reported in the period ended August 31, 2007 and are a result of the overall decline of the U.S. economy. This decrease was partially offset by sales of $3.5 million generated from the Technuity acquisition in November 2007.

For the period ended August 31, 2008, gross margins were 17.0% compared to 19.2% during the period ended August 31, 2007. Gross margins were adversely impacted by several factors, including the cost of production, increases in material, labor and energy costs and increases in foreign currency exchanges versus the U.S. dollar. Additionally, the Company continued to experience higher inbound and outbound freight, warehouse and assembly costs in the year-over-year periods. As previously announced, the Company has instituted price increases across the board, most of which took effect in the fiscal 2009 third quarter. These increases, new product introductions and other steps should have a positive impact on the Company's gross margins moving forward.

The Company reported operating expenses of $29.1 million for the three months ended August 31, 2008, compared to $24.6 million reported in the comparable period last year. The increase in total operating expenses is primarily due to approximately $4.6 of expenses related to the acquired businesses of Technuity and the RCA A/V operations and $1.0 million in workforce reduction charges.

During the second quarter, the Company approved a plan to further reduce operating costs in light of the current economic climate. As a result, headcount for the quarter was reduced by approximately 8% and the Company anticipates a cost savings in salary and compensations expenses of approximately $6.0 million on an annualized basis. In addition to the reduction in work force expenses, the Company anticipates further operational savings from the second quarter plan.

Six Months Results

Total net sales for the six month period ended August 31, 2008 were $291.8 million, an increase of 5.5% compared to net sales of $276.5 million in the six month period ended August 31, 2007. Electronics sales for the fiscal 2009 six month period were $225.4 million, up 11.4% compared to $202.2 million in the comparable fiscal 2008 period. This increase was primarily due to incremental sales generated from the acquired RCA Audio/Video operations, increased sales in core consumer product lines and higher sales volumes in Germany, Mexico and Venezuela. Accessories sales for the fiscal 2009 six month period were $66.4 million, down 10.6% compared to $74.3 million in the same period last year. Both electronics and accessories sales continued to be impacted by the overall decline in the U.S. economy.

Gross margins decreased by 240 basis points from 18.7% during the first six months of fiscal 2008 to 16.3% in the first six months of fiscal 2009. Gross margins were unfavorably impacted by the Company's decision to exit the portable navigation business, which was reported in the 2009 first fiscal quarter, resulting in a charge of $2.9 million or approximately 1.0% of gross margin. Additionally, higher costs associated with manufacturing, labor, transportation, energy and warehousing adversely impacted gross margins in fiscal 2009 as compared to the prior year period.

Operating expenses increased $10.2 million or 20.7% to $59.5 million for the six months ended August 31, 2008, from $49.3 million for the six months ended August 31, 2007. The increase in total operating expenses is due to $1.0 million of workforce reduction charges and incremental costs of $9.0 million related to costs associated with the recently acquired Technuity and RCA Audio/Video operations. Additionally, operating expenses for the six months ended August 31, 2007 included a $1.0 million benefit related to a call/put option previously granted to certain employees as a result of the reduction in the call/put liability calculation.

Net loss was $7.5 million or a loss of $0.33 per diluted share in the fiscal 2009 six month period compared to net income of $6.0 million or earnings per diluted share of $0.26 comparable in the period ended August 31, 2007. Net income for the fiscal 2008 period ended August 31, 2007 was favorably impacted by $2.1 million in income from discontinued operations as a result of a derivative legal settlement.

Conference Call Information

The Company will be hosting its conference call on Friday, October 10, 2008 at 10:00 a.m. EDT. Interested parties can participate by visiting www.audiovox.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free number: 866-800-8649; international number: 617-614-2703; pass code: 60993190). For those who will be unable to participate, a replay has been arranged and will be available approximately one hour after the call has been completed and will last for one week thereafter (replay number: 888-286-8010; international replay number: 617-801-6888; pass code: 66106140).

About Audiovox

Audiovox (Nasdaq: VOXX - News) is a recognized leader in the marketing of automotive entertainment, vehicle security and remote start systems, consumer electronics products and consumer electronics accessories. The company is number one in mobile video and places in the top ten of almost every category that it sells. Among the lines marketed by Audiovox are its mobile electronics products including mobile video systems, auto sound systems including satellite radio, vehicle security and remote start systems; consumer electronics products such as MP3 players, digital camcorders, DVRs, clock radios, portable DVD players, portable GPS, flat-panel TV's, extended range two-way radios, multimedia products like digital picture frames and home and portable stereos; consumer electronics accessories such as indoor/outdoor antennas, connectivity products, headphones, speakers, wireless solutions, remote controls, power & surge protectors and media cleaning & storage devices; Energizer-branded products for rechargeable batteries and battery packs for camcorders, cordless phones, digital cameras and DVD players, as well as for power supply systems, automatic voltage regulators and surge protectors. The company markets its products through an extensive distribution network that includes power retailers, 12-volt specialists, mass merchandisers and an OE sales group. The company markets products under the Audiovox, RCA, Jensen, Acoustic Research, Energizer, Advent, Code Alarm, TERK, Prestige and SURFACE brands. For additional information, visit our web site at www.audiovox.com.

Safe Harbor Statement

Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to, risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses as well as the wireless business; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 29, 2008 and Form 10-Q for the fiscal first quarter ended May 31, 2008.

Contact: Glenn Wiener, GW Communications
Tel: 212-786-6011 / Email: gwiener@GWCco.com

- Tables to Follow -

Audiovox Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	August 31,	February 29,
	2008	2008
Assets	(unaudited)

Current assets:
Cash and cash equivalents	$49,116	$39,341
Accounts receivable, net	103,010	112,688
Inventory	163,323	155,748
Receivables from vendors	19,946	29,358
Prepaid expenses and other current assets	11,785	13,780
Income taxes receivable	2,169	-
Deferred income taxes	7,146	7,135
Total current assets	356,495	358,050

Investment securities	11,601	15,033
Equity investments	13,807	13,222
Property, plant and equipment, net	21,733	21,550
Goodwill	23,427	23,427
Intangible assets	103,752	101,008
Other assets	1,871	746
Total assets	$532,686	$533,036

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$39,600	$24,433
Accrued expenses and other current liabilities	32,859	38,575
Income taxes payable	-	5,335
Accrued sales incentives	11,796	10,768
Bank obligations	1,909	3,070
Current portion of long-term debt	1,474	82
Total current liabilities	87,638	82,263

Long-term debt	7,289	1,621
Capital lease obligation	5,570	5,607
Deferred compensation	4,456	4,406
Other tax liabilities	4,914	4,566
Deferred tax liabilities	4,564	6,057
Other long term liabilities	4,650	5,003
Total liabilities	119,081	109,523

Commitments and contingencies

Stockholders' equity:
Series preferred stock, $.01 par value; 1,500,000 shares authorized, no shares issued or outstanding	-	-
Common stock:
Class A, $.01 par value; 60,000,000 shares authorized, 22,424,212 and 22,414,212 shares issued, 20,603,660 and 20,593,660 shares outstanding at August 31, 2008 and February 29, 2008, respectively	224	224
Class B convertible, $.01 par value; 10,000,000 shares authorized, 2,260,954 shares issued and outstanding at August 31, 2008 and February 29, 2008, respectively	22	22
Paid-in capital	274,328	274,282
Retained earnings	155,008	162,542
Accumulated other comprehensive income	2,427	4,847
Treasury stock, at cost, 1,820,552 shares of Class A common stock at August 31, 2008 and February 29, 2008, respectively	(18,404)	(18,404)
Total stockholders' equity	413,605	423,513
Total liabilities and stockholders' equity	$532,686	$533,036

See accompanying notes to consolidated financial statements.

Audiovox Corporation and Subsidiaries
Consolidated Statements of Operations
For the Three and Six Months Ended August 31, 2008 and 2007
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	August 31,		August 31,
	2008	2007	2008	2007

Net sales	$147,208	$148,269	$291,791	$276,522
Cost of sales	122,148	119,795	244,216	224,859
Gross profit	25,060	28,474	47,575	51,663

Operating expenses:
Selling	8,276	7,910	18,227	16,706
General and administrative	17,856	14,506	35,505	28,205
Engineering and technical support	2,979	2,148	5,783	4,410
Total operating expenses	29,111	24,564	59,515	49,321

Operating (loss) income	(4,051)	3,910	(11,940)	2,342

Other income (expense):
Interest and bank charges	(510)	(697)	(986)	(1,364)
Equity in income of equity investees	509	975	1,410	1,916
Other, net	89	1,161	385	2,628
Total other income, net	88	1,439	809	3,180

(Loss) Income from continuing operations before income taxes	(3,963)	5,349	(11,131)	5,522
Income tax (benefit) expense	(1,652)	1,619	(3,597)	1,670
Net (loss) income from continuing operations	(2,311)	3,730	(7,534)	3,852

Net income from discontinued operations, net of tax	-	-	-	2,111

Net (loss) income	$(2,311)	$3,730	$(7,534)	$5,963

Net (loss) income per common share (basic):
From continuing operations	$(0.10)	$0.16	$(0.33)	$0.17
From discontinued operations	-	-	-	0.09
Net (loss) income per common share (basic)	$(0.10)	$0.16	$(0.33)	$0.26

Net (loss) income per common share (diluted):
From continuing operations	$(0.10)	$0.16	$(0.33)	$0.17
From discontinued operations	-	-	-	0.09
Net (loss) income per common share (diluted)	$(0.10)	$0.16	$(0.33)	$0.26

Weighted-average common shares outstanding (basic)	22,857,114	22,931,487	22,855,864	22,853,269
Weighted-average common shares outstanding (diluted)	22,857,114	22,936,317	22,855,864	22,891,715

See accompanying notes to consolidated financial statements.